Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Equity First

Opportunity First

OFFERING SUMMARY

No. 2007-MTNDD163

(Related to the Product Supplement Dated April 23, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

Stock Market Upturn NotesSM

Based Upon the

Dow Jones EURO STOXX 50 IndexSM

Due 2009

$10.00 per Note

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a Stock Market Upturn NotesSM product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the product supplement, prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

September 20, 2007

2	Stock Market Upturn Notessm

Stock Market Upturn NotesSM

Based Upon the Dow Jones EURO STOXX 50 IndexSM

Due 2009

This offering summary represents a summary of the terms and conditions of the Stock Market Upturn Notessm Based Upon the Dow Jones EURO STOXX 50 Indexsm Due 2009 (the “Notes”). It is important for you to consider the information contained in this offering summary, the Stock Market Upturn Notessm product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the Notes. The description of the Notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Stock Market Upturn Notessm set forth in the Stock Market Upturn Notessm product supplement. Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below have the meanings given them in the Stock Market Upturn Notessm product supplement. For purposes of this offering summary, the terms “underlying equity” and “underlying equity index” in the Stock Market Upturn Notessm product supplement mean the Dow Jones EURO STOXX 50 Indexsm and the term “index publisher” means STOXX Limited (“STOXX”).

Overview of the Stock Market Upturn NotesSM

General

The Stock Market Upturn NotesSM Based Upon the Dow Jones EURO STOXX 50 IndexSM Due 2009 are equity index-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately 1.25 years. Some key characteristics of the Notes include:

O

Leveraged upside participation. The Notes offer investors a participation rate of three times the upside growth potential of the Underlying Equity Index up to a maximum return on the Notes of approximately 19% to 21% (approximately 15.2% to 16.8% per annum on a simple interest basis) (to be determined on the Pricing Date). Thus,

O

If the performance of the Underlying Equity Index is positive — if the closing value of the Underlying Equity Index on the Valuation Date is greater than the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes) — then you will participate in three times such positive return subject to the maximum return on the Notes.

O

If the performance of the Underlying Equity Index is negative — if the closing value of the Underlying Equity Index on the Valuation Date is less than the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

O

If the closing value of the Underlying Equity Index on the Valuation Date is equal to the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes), you will receive, at maturity, only your initial investment in the Notes.

O

No principal protection. The Notes are not principal protected. If the performance of the Underlying Equity Index is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

Stock Market Upturn Notessm	3

O

No periodic income payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other payments on the Notes prior to maturity. You will also not receive any dividend payments or other distributions, if any, on the stocks included in the Underlying Equity Index. Instead, the return on the Notes, which is based on the performance of the Underlying Equity Index and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes is not guaranteed.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

O

Investors possessing a moderate growth view on the Dow Jones EURO STOXX 50 IndexSM who are looking for leveraged upside exposure to such underlying, subject to a maximum return, and who can withstand the risk of losing the principal amount of their investment.

O	Investors who seek to add a foreign-based equity index-linked investment to further diversify their portfolio.

O	Current or prospective holders of exchange-traded funds benchmarked to the Dow Jones EURO STOXX 50 IndexSM or similar underlying.

4	Stock Market Upturn Notessm

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Stock Market Upturn NotesSM Based Upon the Dow Jones EURO STOXX 50 IndexSM
Underlying Equity Index:	Dow Jones EURO STOXX 50 IndexSM
Guarantee:

Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest

Rating of the Issuer’s Obligations:

Aa1/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee; however, because the Notes are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest

Principal Protection:	None
Pricing Date:	October , 2007
Issue Date:	Three business days after the Pricing Date
Valuation Date:	Three business days before the Maturity Date
Maturity Date:	Approximately 1.25 years after the Issue Date
Issue Price:	$10.00 per Note
Coupon:	None
Payment at Maturity:	For each $10 Note, $10 plus the Note Return Amount
Note Return Amount:

For each $10 Note:

(1) if the Equity Return Percentage is positive, $10 * Equity Return Percentage * 300%, provided, however, that the total amount payable at maturity, including principal, cannot exceed between approximately $11.90 to $12.10 (to be determined on the Pricing Date) per Note

(2) if the Equity Return Percentage is zero, $0

(3) if the Equity Return Percentage is negative, $10 * Equity Return Percentage, which will be negative

Upside Participation Rate:	300%
Equity Return Percentage:	The return on the Underlying Equity Index, expressed as a percentage, shall equal: Ending Value - Starting Value Starting Value
Starting Value:	The closing value of the Underlying Equity Index on the Pricing Date
Ending Value:	The closing value of the Underlying Equity Index on the Valuation Date
Listing:	Application will be made to list the Notes on the American Stock Exchange under the symbol “SOG”
CUSIP Number:
Calculation Agent:	Citigroup Global Markets Inc.

Commissions and Issue Price:		Per Note	Total
	Public Offering Price:	$10.00	$
	Agent’s Discount:	$0.225	$
	Proceeds to Citigroup Funding Inc:	$9.775	$

Stock Market Upturn Notessm	5

Benefits of the Notes

O

Leveraged Growth Potential.    If the Ending Value of the Underlying Equity Index is higher than the Starting Value, you will participate in three times such appreciation, subject to a maximum return on the Notes of approximately 19% to 21% (approximately 15.2% to 16.8% per annum on a simple interest basis) (to be determined on the Pricing Date) over the term of the Notes.

O	Diversification. The Notes may provide a degree of diversification within the equity portion of an investor’s portfolio through exposure to the Underlying Equity Index.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the Stock Market Upturn Notessm product supplement and the “Risk Factors” section of the prospectus supplement related to this offering for a full description of risks.

O

Potential for Loss.    The amount you receive at maturity on the Notes will depend on the value of the Underlying Equity Index on the Valuation Date. If the value of the Underlying Equity Index on the Valuation Date is below the Starting Value, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the value of the Underlying Equity Index exceeded the Starting Value at one or more times during the term of the Notes.

O

Appreciation Is Capped.    The maximum return on the Notes will be capped at approximately 19% to 21% (approximately 15.2% to 16.8% per annum on a simple interest basis) (to be determined on the Pricing Date) even though you will be subject to the full risk of a decline in the value of the Underlying Equity Index. If the Ending Value of the Underlying Equity Index exceeds the Starting Value by an amount greater than the potential maximum return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity Index and is not subject to a maximum return or an investment directly in the stocks included in the Underlying Equity Index. Further, the Ending Value is determined without accounting for any changes in currency exchange rates for stock included in the Underlying Equity Index that are not denominated in U.S. dollars. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below).

O

No Periodic Payments.    You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Equity Index.

O

Potential for a Lower Comparable Yield.    The Notes do not pay any periodic interest. As a result, if the Ending Value of the Underlying Equity Index does not increase sufficiently from its Starting Value, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O

Foreign Securities Markets.    All of the stocks included in the Underlying Equity Index are listed on a foreign stock exchange. Investments in securities that are indexed to the value of foreign equity securities involve certain risks. The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in

6	Stock Market Upturn Notessm

different ways than U.S. securities markets. There is generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business. These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

O

Secondary Market May Not Be Liquid.    Citigroup Funding will apply to list the Notes on the American Stock Exchange under the symbol “SOG.” There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

O

Resale Value of the Notes May be Lower Than Your Initial Investment.    Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Underlying Equity Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity Index, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks included in the Underlying Equity Index or other instruments, such as options, swaps or futures, based upon the Underlying Equity Index or the stocks included in the Underlying Equity Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

O	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and should be read in conjunction with, the discussion contained in the Stock Market Upturn NotesSM product supplement under “Certain United States Federal Income Tax Considerations.”

Stock Market Upturn Notessm	7

All prospective investors should refer to the Stock Market Upturn Notessm product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies included in the Dow Jones EURO STOXX 50 IndexSM is a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Underlying Equity Index at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”), any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

O	Such gain is not effectively connected with a U.S. trade or business of such holder, and

O

In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Description of the Dow Jones EURO STOXX 50 IndexSM

General

Unless otherwise stated, we have derived all information regarding the Dow Jones EURO STOXX 50 IndexSM provided in this offering summary, including its composition, method of calculation and changes in components, from STOXX, publicly available sources and other

8	Stock Market Upturn Notessm

sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, STOXX. STOXX is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones EURO STOXX 50 IndexSM at any time. None of Citigroup Inc., Citigroup Funding Inc. or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of any information relating to the Dow Jones EURO STOXX 50 IndexSM.

STOXX, a joint venture between Deutsche Borse AG, Dow Jones & Company and the SWX Group, publishes the Dow Jones EURO STOXX 50 IndexSM, a free-float capitalization-weighted index designed to provide a blue chip representation of 50 market sector leaders in Europe (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom). Publication of the Dow Jones EURO STOXX 50 IndexSM began on February 26, 1998, based on an initial value of 1000 on December 31, 1991. The value of the Dow Jones EURO STOXX 50 IndexSM is published in both Euros and U.S. Dollars. The Notes will be based on the value of the Dow Jones EURO STOXX 50 IndexSM as calculated and published in Euros.

According to STOXX, as of June 29, 2007, the market capitalization of the 50 companies included in the Dow Jones EURO STOXX 50 IndexSM ranged from a high of €171.99 billion to a low of €28.35 billion. The ten companies with the highest weighting in the Dow Jones EURO STOXX 50 IndexSM represented 34.92% of the index, while the ten companies with the smallest weighting represented 10.31% of the index. The countries that are represented in the index account for the following approximate percentages: (1) Great Britain, 38.3%, (2) Germany, 14.3%, (3) France, 12.8%, (4) Switzerland, 12.8%, (5) Netherlands, 7.1%, (6) Spain, 6.3%, (7) Italy, 4.9%, (8) Finland, 2.3% and (9) Sweden, 1.3%. The companies that are included in the Dow Jones EURO STOXX 50 IndexSM are representative of the broad market in Europe and of a wide array of European industries including the following: automobile; food and beverage; banking; industrial; chemical; insurance; media; technology; energy; telecommunications; financial services and utilities.

Computation of the Dow Jones EURO STOXX 50 IndexSM

While STOXX currently employs the following methodology to calculate the Dow Jones EURO STOXX 50 IndexSM, no assurance can be given that STOXX will not modify or change such methodology in a manner that may affect the amount, if any, payable to the beneficial owners of the Notes.

The 50 stocks comprising the Dow Jones EURO STOXX 50 IndexSM are selected from among the components of the 18 market sector indices of the Dow Jones EURO STOXX, which represents the Eurozone portion of the Dow Jones EURO STOXX Total Market Index. The Dow Jones EURO STOXX 50 IndexSM captures approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX, which in turn covers approximately 95% of the free-float market capitalization of the represented countries.

Within each of the 18 Dow Jones EURO STOXX market sector indexes, the component stocks are ranked by free-float market capitalization. The largest stocks from each market sector index are added to the Dow Jones EURO STOXX 50 IndexSM selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Dow Jones EURO STOXX TMI Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Lastly, any

Stock Market Upturn Notessm	9

remaining stocks that are current Dow Jones EURO STOXX 50 IndexSM components are added to the selection list. (In exceptional cases, the Supervisory Board may make additions and deletions to the selection list.)

All the stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as components of the Dow Jones EURO STOXX 50 IndexSM. Any remaining current components of the Dow Jones EURO STOXX 50 IndexSM ranked between 41 and 60 are also added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The composition of the Dow Jones EURO STOXX 50 IndexSM is reviewed annually, and changes are implemented on the third Friday in September of each year, using market data from the end of August of that year as the basis for the review process. Changes in the composition of the Dow Jones EURO STOXX 50 IndexSM are made to ensure that the Dow Jones EURO STOXX 50 IndexSM includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Dow Jones EURO STOXX 50 IndexSM are made entirely by STOXX without consultation with the companies represented in the Dow Jones EURO STOXX 50 IndexSM. The Dow Jones EURO STOXX 50 IndexSM is also reviewed on an ongoing basis, and change in the composition of the Dow Jones EURO STOXX 50 IndexSM may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. In order to avoid distortions, changes in the index for dividends, stock splits, rights offerings, spin-offs, repurchases and the like are made on a quarterly basis, unless the number of outstanding shares of a component company changes by more than 10%, in which case the adjustment is made immediately. The underlying securities may be changed at any time for any reason.

Free-float market capitalization is the portion of a stock’s total market capitalization that is available for trading. No component’s weight is permitted to exceed 10% of the index’s total free-float market capitalization. The weights are reviewed quarterly. If any component stock exceeds 10% of the value of the index, STOXX will cap that stock’s representation in the index at 10%, which will be fixed until the next quarterly review.

Neither Dow Jones nor STOXX is under any obligation to continue the calculation and dissemination of the Dow Jones EURO STOXX 50 IndexSM. The Notes are not sponsored, endorsed, sold or promoted by either Dow Jones or STOXX. No inference should be drawn from the information contained in this offering summary that either Dow Jones or STOXX makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Dow Jones EURO STOXX 50 IndexSM to track general stock market performance. Neither Dow Jones nor STOXX has any obligation to take our needs or those of the holders of the Notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50 IndexSM. Dow Jones and STOXX are not responsible for, and have not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which any amount payable with respect to the Notes is set. Dow Jones and STOXX have no obligation or liability in connection with the administration, marketing or trading of the Notes.

10	Stock Market Upturn Notessm

Historical Data on the Dow Jones EURO STOXX 50 IndexSM

The following table sets forth the value of the Dow Jones EURO STOXX 50 IndexSM at the end of each month in the period from January 2002 through August 2007. These historical data on the Dow Jones EURO STOXX 50 IndexSM are not indicative of the future performance of the Dow Jones EURO STOXX 50 IndexSM or what the value of the Notes may be. Any historical upward or downward trend in the value of the Dow Jones EURO STOXX 50 IndexSM during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 IndexSM is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	3670.26	2248.17	2839.13	2984.59	3691.41	4178.54
February	3624.74	2140.73	2893.18	3058.32	3774.51	4087.12
March	3784.05	2036.86	2787.49	3055.73	3853.74	4181.03
April	3574.23	2324.23	2787.48	2930.10	3839.90	4392.34
May	3425.79	2330.06	2749.62	3076.70	3637.17	4512.65
June	3133.39	2419.51	2811.08	3181.54	3648.92	4489.77
July	2685.79	2519.79	2720.05	3326.51	3691.87	4315.69
August	2709.29	2556.71	2670.79	3263.78	3808.70	4294.56
September	2204.39	2395.87	2726.30	3428.51	3899.41
October	2518.99	2575.04	2811.72	3320.15	4004.80
November	2656.85	2630.47	2876.39	3447.07	3987.23
December	2386.41	2760.66	2951.01	3578.93	4119.94

The closing value of the Dow Jones EURO STOXX 50 IndexSM on September 19, 2007 was 4389.33.

Stock Market Upturn Notessm	11

Historical Closing Values

The following graph illustrates the historical performance of the Dow Jones EURO STOXX 50 IndexSM based on the closing value thereof on each Index Business Day from January 1, 2002 through September 19, 2007. Past movements of the index are not indicative of future index values.

License Agreement

STOXX, Dow Jones and an affiliate of Citigroup Funding have entered into a nonexclusive license agreement providing for the license to Citigroup Funding in exchange for a fee, of the right to use indices owned and published by STOXX and Dow Jones in connection with certain securities, including the Notes.

The license agreement provides that the following language must be stated in this offering summary.

“STOXX and Dow Jones have no relationship to Citigroup Funding, other than the licensing of the use of the Dow Jones EURO STOXX 50 IndexSM and the related trademarks as the case may be for use in connection with the calculation of the Notes.

STOXX and Dow Jones do not:

O	sponsor, endorse, sell or promote the Notes;

O	make investment recommendations that any person invest in the Notes or any other securities;

12	Stock Market Upturn Notessm

O	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes;

O	have any responsibility or liability for the administration, management or marketing of the Notes; or

O	consider the Notes or the owner of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50 IndexSM or have any obligation to do so.

NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50 INDEXSM OR ANY DATA INCLUDED THEREIN AND NEITHER STOXX NOR DOW JONES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN, NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER DOW JONES NOR STOXX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR STOXX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The license agreement is solely for the benefit of Citigroup Funding and its affiliates, Dow Jones and STOXX and not for the benefit of the owners of the Notes or any other third parties.

What You Could Receive at Maturity—Hypothetical Examples

The examples below show hypothetical amounts you could receive on the Notes at maturity for a range of Ending Values of the Underlying Equity Index. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Values of the Underlying Equity Index on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

O	Issue Price: $10.00 per Note

O	Annualized dividend yield of the stocks included in the Dow Jones EURO STOXX 50 IndexSM : 3.50%

O	Maximum Return: 20.00% (16% per annum on a simple interest basis)

O	Maturity: 1.25 years

O	Starting Value: 4200

O	Upside Participation Rate: 300%

Stock Market Upturn Notessm	13

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Note Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and maximum return.

Ending Value	Equity Return Percentage(1)	Total Return on Underlying Equity Index(2)	Total Return on Notes(3)	Per Annum Return on Notes(4)	Total Return Amount on Notes(5)	Maturity Payment per Note
0	-100.00%	-95.63%	-100.00%	-80.00%	-$10.00	$0.00
2100	-50.00%	-45.63%	-50.00%	-40.00%	-$5.00	$5.00
3150	-25.00%	-20.63%	-25.00%	-20.00%	-$2.50	$7.50
3255	-22.50%	-18.13%	-22.50%	-18.00%	-$2.25	$7.75
3360	-20.00%	-15.63%	-20.00%	-16.00%	-$2.00	$8.00
3465	-17.50%	-13.13%	-17.50%	-14.00%	-$1.75	$8.25
3570	-15.00%	-10.63%	-15.00%	-12.00%	-$1.50	$8.50
3675	-12.50%	-8.13%	-12.50%	-10.00%	-$1.25	$8.75
3780	-10.00%	-5.63%	-10.00%	-8.00%	-$1.00	$9.00
3885	-7.50%	-3.13%	-7.50%	-6.00%	-$0.75	$9.25
3990	-5.00%	-0.63%	-5.00%	-4.00%	-$0.50	$9.50
4095	-2.50%	1.88%	-2.50%	-2.00%	-$0.25	$9.75
4200	0.00%	4.38%	0.00%	0.00%	$0.00	$10.00
4305	2.50%	6.88%	7.50%	6.00%	$0.75	$10.75
4410	5.00%	9.38%	15.00%	12.00%	$1.50	$11.50
4515	7.50%	11.88%	20.00%	16.00%	$2.00	$12.00
4620	10.00%	14.38%	20.00%	16.00%	$2.00	$12.00
4725	12.50%	16.88%	20.00%	16.00%	$2.00	$12.00
4830	15.00%	19.38%	20.00%	16.00%	$2.00	$12.00
4935	17.50%	21.88%	20.00%	16.00%	$2.00	$12.00
5040	20.00%	24.38%	20.00%	16.00%	$2.00	$12.00
5145	22.50%	26.88%	20.00%	16.00%	$2.00	$12.00
5250	25.00%	29.38%	20.00%	16.00%	$2.00	$12.00
5355	27.50%	31.88%	20.00%	16.00%	$2.00	$12.00
5460	30.00%	34.38%	20.00%	16.00%	$2.00	$12.00
5565	32.50%	36.88%	20.00%	16.00%	$2.00	$12.00
5670	35.00%	39.38%	20.00%	16.00%	$2.00	$12.00
(1)	(Ending Value – Starting Value) / Starting Value of the Underlying Equity Index
(2)	Assumes dividend yield on the stocks of the Underlying Equity Index is compounded annually and not re-invested
(3)

The percentage return for the entire term of the Notes capped by the hypothetical 20.00% Maximum Return; Holders of Notes will not receive any dividend payments or distributions on the stocks included in the Underlying Equity Index

(4)	Calculated on a simple interest basis
(5)	The dollar return for the entire term of the Notes capped by the hypothetical 20.00% Maximum Return

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to

14	Stock Market Upturn Notessm

the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Stock Market Upturn Notessm product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Notes (             Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Notes to certain dealers at the public offering price less a concession not to exceed $0.20 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.20 per Note on sales to certain other dealers. Sales may also be made through Citicorp Financial Services Corporation and/or other broker-dealers affiliated with Citigroup Global Markets, acting as agents. Citicorp Financial Services Corporation and/or other broker-dealers affiliated with Citigroup Global Markets will receive as remuneration a portion of the agent’s discount set forth under “Preliminary Terms” above equal to $0.20 per Note for the Notes they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Additional Considerations

If no closing value of the Underlying Equity Index is available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the Stock Market Upturn NotesSM product supplement related to this offering. In addition, if the Underlying Equity Index is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Underlying Equity Index prior to any such discontinuance. You should refer to the section “Description of the Notes—How Will the Amount Payable at Maturity be Calculated?” and the section “—Discontinuance of an Underlying Equity Index” in the Stock Market Upturn NotesSM product supplement for more information.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due.

Stock Market Upturn Notessm	15

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Stock Market Upturn NotesSM is a registered service mark of Citigroup Global Markets Inc.

© 2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.